COMMERCIAL MORTGAGE FINANCING AGREEMENT


   THIS COMMERCIAL MORTGAGE FINANCING AGREEMENT (this "Agreement") is made and dated as of the 27th day of September, 2002, by and between BANK OF THE WEST (the "Lender") and MICREL, INCORPORATED, a California corporation (the "Borrower").

                                   RECITALS

   A. The Borrower has requested that the Lender extend credit to the Borrower secured by semiconductor manufacturing facilities located at 1849 and 1931 Fortune Drive, San Jose, California, including the fee interest in the real property and the improvements located thereon (collectively, the "Property").
   B. The Borrower and the Lender desire to set forth herein the terms and conditions of the making of such credit extension by the Lender and the repayment obligations of the Borrower with respect thereto.

   NOW, THEREFORE, in consideration of the above Recitals and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   AGREEMENT

   1.   Real Estate Facility.
      1(a)   Loan.  On the terms and subject to the conditions set
forth herein, the Lender agrees that it shall, on the Closing Date (as that term and capitalized terms not otherwise defined herein are defined in Paragraph 11 below), make a loan (the "Loan") to the Borrower, in one disbursement, in the principal amount of $10,736,250.00.

      1(b)   Required Payments of Principal and Interest.  The
principal balance of the Loan shall be payable in fifty nine (59) consecutive equal monthly installments of $16,890.00, each such installment to be payable on the last Business Day of each calendar month, commencing October 30, 2002, and one final installment in the amount necessary to pay in full the remaining outstanding principal balance of the Loan on the Final Maturity Date. The Borrower shall pay interest on the entire outstanding principal balance of the Loan at a rate per annum equal to, at the option of and as selected by the Borrower from time to time (subject to the provisions of Paragraph 2 below): (1) the daily floating Prime Rate during the subject interest computation period or (2) the Applicable LIBOR Rate for the selected Interest Period.

      1(c)   Use of Proceeds.  The proceeds of the Loan shall be used
by the Borrower for general working capital purposes.

   2.   Interest and Other Pricing-Related Provisions.
      2(a)   Conversion and Continuation Options.

         (1) The Borrower may elect from time to time to convert the entire principal balance of the Loan which is outstanding: (i) as LIBOR Loan to a Prime Rate Loan by giving the Lender irrevocable notice of such election no later than 10:00 a.m. (Los Angeles time) on the last day of the Interest Period for such LIBOR Loan, and (ii) as a Prime Rate Loan to a LIBOR Loan by giving the Lender irrevocable notice of such election no later than 10:00 a.m. (Los Angeles time) one (1) Business Day prior to the proposed conversion date. Any conversion of a LIBOR Loan to a Prime Rate Loan may only be made on the last day of the applicable Interest Period. No Prime Rate Loan may be converted into a LIBOR Loan if an Event of Default or Potential Default has occurred and is continuing at the requested conversion date. No partial conversion of the Loan shall be permitted.

         (2) The Borrower may elect from time to time to have any LIBOR Loan continued as a LIBOR Loan upon the expiration of the Interest Period applicable thereto by giving the Lender irrevocable notice of such election no later than 10:00 a.m. (Los Angeles time) one (1) Business Day prior to the

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last day of such Interest Period; provided, however, that no
LIBOR Loan may be continued as such when any Event of Default or Potential Default has occurred and is continuing, but shall be automatically converted to a Prime Rate Loan on the last day of the Interest Period applicable thereto. If the Borrower shall fail to give notice of its election to continue a LIBOR Loan as such as provided above, the Borrower shall be deemed to have elected to convert such LIBOR Loan to a Prime Rate Loan on the last day of the applicable Interest Period.

         (3)   Each request for the conversion or
continuation of the Loan shall be evidenced by the timely delivery by the Borrower to the Lender of a duly executed Pricing Request (which delivery may be by facsimile transmission) or, but only with the prior agreement of the Lender, telephonically, with any Pricing Request delivered telephonically to be promptly confirmed in writing (which may be by facsimile transmission).

         (4) All Pricing Requests shall be irrevocable and shall be delivered in writing (which may be by facsimile transmission), or telephonically to be promptly confirmed in writing (which may be by facsimile transmission).

       2(b)   Illegality.  Notwithstanding any other provisions
herein, if any law, regulation, treaty or directive or any change therein or in the governmental, regulatory or judicial interpretation or application thereof, shall make it unlawful for the Lender to make or maintain a LIBOR Loan as contemplated by this Agreement: (1) the commitment of the Lender hereunder to make or to continue LIBOR Loans or to convert the Loan into a LIBOR Loan shall forthwith be canceled and (2) any such type of Loan then outstanding shall be converted automatically to a Prime Rate Loan at the end of its respective Interest Period or within such earlier period as may be required by law. In the event of a conversion of any such Loan prior to the end of its applicable Interest Period the Borrower hereby agrees promptly to pay the Lender, upon demand, the amounts required pursuant to Paragraph 2(e) below, it being agreed and understood that such conversion shall constitute a prepayment for all purposes hereof. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

      2(c)   Inability to Determine Rate.  In the event that the
Lender shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that by reason of circumstances affecting the London interbank or eurodollar market adequate and reasonable means do not exist for ascertaining the LIBOR Rate for any Interest Period, the Lender shall promptly upon such determination so notify the Borrower. If such notice is given: (1) if the Loan was to have been continued as or converted to a LIBOR Loan, as applicable, it shall be continued as or converted to a Prime Rate Loan or other permissible type of loan and (2) if the Loan is outstanding as a LIBOR Loan, as applicable, it shall be converted, on the last day of the then current Interest Period with respect thereto, to a Prime Rate Loan or other permissible type of loan. Until such notice has been withdrawn by the Lender, the Borrower shall not have the right to have the Loan continued as or converted into a LIBOR Loan, as applicable.

      2(d)   Requirements of Law; Increased Costs.  In the event that
any applicable law, order, regulation, treaty or directive issued by any central bank or other governmental authority, agency or instrumentality or in the governmental, regulatory or judicial interpretation or application thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) issued by any central bank or other governmental authority, agency or instrumentality:

         (1) Does or shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement or the Loan, or change the basis of taxation of payments to the Lender of principal, fee, interest or any other amount payable hereunder (except for change in the rate of tax on the overall net income of the Lender);

         (2)   Does or shall impose, modify or hold
applicable any reserve, capital requirement, special deposit, compulsory loan or similar requirements against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of interest payable on the Obligations on the Closing Date; or

         (3) Does or shall impose on the Lender any other condition;

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

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining the Loan or to reduce any amount receivable in respect thereof or the rate of return on the capital of the Lender or any corporation controlling the Lender, then, in any such case, the Borrower shall promptly pay to the Lender, upon its written demand, any additional amounts necessary to compensate the Lender for such additional cost or reduced amounts receivable or rate of return as reasonably determined by the Lender with respect to this Agreement or Loans made hereunder but only to the extent the Lender is generally requiring such compensation from its borrowers with respect to credit facilities in the nature of the credit facility evidenced hereby. If the Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 2(d), it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

      2(e)   Prepayment Premium.  In addition to all other payment
obligations hereunder, in the event: (1) any Twelve Month LIBOR Loan is prepaid prior to the last day of the applicable Interest Period, whether following the occurrence of an Event of Default or otherwise, or (2) the Borrower shall fail to continue or to make a conversion to a Twelve Month LIBOR Loan after the Borrower has given notice thereof as provided in Paragraph 2(a) above, then the Borrower shall immediately pay to the Lender an additional premium sum compensating the Lender for losses, costs and expenses reasonably incurred by the Lender in connection with such prepayment or such failure to borrow, continue or convert.

      If the Lender becomes entitled to claim any additional amounts pursuant to this Paragraph 2(e), it shall promptly notify the Borrower of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence containing the calculation thereof in reasonable detail submitted by the Lender to the Borrower shall be conclusive in the absence of manifest error. The provisions hereof shall survive the termination of this Agreement and payment of all other Obligations.

      2(f)   Funding.  The Lender shall be entitled to fund the Loan
in any manner it may determine in its sole discretion, including, without limitation, in the Grand Cayman inter-bank market, the London inter-bank market and within the United States, but all calculations and transactions hereunder in connection with LIBOR Loans shall be conducted as though the Lender actually funded such Loans through the purchase in the interbank eurodollar market of dollar deposits in the principal amount of the Loan for a term equal to the selected Interest Period therefor.

      2(g)   Default Interest.  Notwithstanding anything to the
contrary contained herein, on any date that there shall have occurred and be continuing an Event of Default, any and all Obligations outstanding shall bear interest, at the Lender's discretion, at a per annum rate equal to five percent (5%) in excess of the Prime Rate.

      2(h)   Facility Fee.  On the Closing Date the Borrower shall
pay to the Lender a non-refundable facility fee in an amount equal to $26,841.00.

      2(i)   Additional Interest in Lieu of Deposits.  In the event
the amount of Available Deposits maintained by the Borrower with the Lender during any calendar month shall be less than $5,000,000.00, the Borrower will pay to the Lender additional interest computed against the LIBOR Loans outstanding during such month calculated at a per annum rate equal to one-half percent (.50%). The amount of such additional interest, if any, for a given calendar month shall be set forth in a monthly interest billing delivered by the Lender to the Company and shall be payable concurrently with the payment of other monthly interest.

      2(j)   Computations.  All computations of interest and fees
payable hereunder shall be based upon a year of 360 days for the actual number of days elapsed.

   3.   Miscellaneous Lending Provisions.

      3(a)   Note.  The obligation of the Borrower to repay the Loan
shall be evidenced by the Note.

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

      3(b)   Nature and Place of Payments.  All payments made on
account of the Obligations shall be made to the Lender without setoff or counterclaim in lawful money of the United States of America in immediately available same day funds (or, with respect to fees, costs, expenses by check or other payment medium acceptable to the Lender), free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority. Such payments must be received by the Lender by 2:00 p.m. (Los Angeles time) on the day of payment, it being expressly agreed and understood that if a payment is received after 2:00 p.m. (Los Angeles time) by the Lender, such payment will be considered to have been made on the next succeeding Business Day and interest thereon shall be payable at the then-applicable rate during such extension. All payments on account of the Obligations shall be made to the Lender at the Contact Office. If any payment required to be made by the Borrower becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then-applicable rate during such extension. The Lender is hereby authorized by the Borrower, without prior notice to the Borrower, to debit the general operating account of the Borrower maintained with the Lender for the full amount of monthly principal and interest payments and the other Obligations hereunder; provided, however, that the failure of the Lender to so debit such account shall not in any manner or to any extent affect the obligation of the Borrower to pay such Obligations as provided herein and in the other Loan Documents. The Lender is further hereby authorized by the Borrower, without prior notice to the Borrower, to apply any amounts which may be payable from time to time by Lender to Borrower under any Rate Management Transaction Documents to the payment of the Obligations.

      3(c)   Prepayments.

         (1) Prime Rate Loans (but not LIBOR Loans) may be prepaid, in whole or in part, without premium or penalty at any time.

         (2) In addition to all other payment obligations hereunder, in the event of any prepayment of any LIBOR Loan for whatever reason, including, without limitation, following the occurrence of an Event of Default or if the Lender voluntarily agrees to accept such prepayment at the request of the Borrower, the Borrower shall pay to the Lender concurrently therewith the prepayment premium referred to in Paragraph 2(e) above.

         (3) All repayments of principal on account of the Loan shall be applied to principal installments due under the Loan in inverse order of maturity.

   4.   Collateral Security; Additional Documents.

      4(a)   Collateral Security for Obligations.  As collateral
security for the Obligations, the Borrower shall execute and deliver, and cause to be executed and delivered, to the Lender: (1) the Deed of Trust,
(2) the Assignment of Leases, and (3) such additional documents, instruments and agreements, including, without limitation, notices to and consents of and acknowledgment, attornment, estoppel and subordination agreements from third parties (including, without limitation, lessees of the Property), legal descriptions, financing statements and title policies, as the Lender may reasonably request (the "Related Collateral Documents"), to obtain for the Lender a first, perfected lien upon the Property and various rights relating to the Property and the continued operation thereof and all lease and other rental and occupancy agreements relating thereto and a security interest in the other Collateral with a priority acceptable to the Lender.

      4(b)   Further Documents.  The Borrower agrees to execute and
deliver and cause to be executed and delivered to the Lender from time to time such confirmatory or supplementary security agreements, financing statements, reaffirmations, estoppel statements, attornment agreements and consents and such other documents, instruments or agreements as the Lender may reasonably request, to obtain for the Lender the benefit of the Loan Documents and the Collateral.

   5.   Conditions to Making of Loan.   As conditions precedent to the
Lender's obligation to fund the Loan:

      5(a)   Delivery of Closing Items.   The Borrower shall have
delivered or shall have caused to be delivered to the Lender, in form and substance satisfactory to the Lender, each of the following:

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


         (1)   A duly executed copy of this Agreement;

         (2)   A duly executed copy of the Note;

         (3) A duly executed, recordable copy of each of the Deed of Trust and the Assignment of Leases;

         (4) A UCC-1 Financing Statement in acceptable form for filing with the Office of the California Secretary of State;

         (5)   Duly executed copies of the Related
Collateral Documents;

         (6) Certified copies of appropriate corporate and other authorization approving the execution and delivery by the Borrower of the Loan Documents to which it is party;

         (7)   A certificate of the Secretary or an
Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is party;

         (8) Certificates of all fire and casualty, and liability and business interruption insurance required to be carried by the Borrower pursuant to the terms of the Loan Documents, showing the Lender named as loss payee or named insured, as applicable, thereunder;

         (9) Such UCC searches as the Lender may require evidencing the first priority of the security interest of the Lender in the Collateral;

         (10) An appraisal of the Property in form and detail satisfactory to the Lender prepared on the basis of methodology and by the Lender or an independent MAI appraiser acceptable to the Lender and which appraisal has been reviewed and approved by the Lender, demonstrating to the satisfaction of the Lender that the original principal balance of the Loan does not exceed seventy five percent (75%) of the appraised value of the Property;

         (11) Evidence satisfactory to the Lender that a title insurance company acceptable to the Lender is irrevocably and unconditionally committed to issue a title insurance policy acceptable to the Lender (the "Title Policy") covering the Property on the American Land Title Association Loan Policy (with extended coverage), Form 1970, Amended 10-17-70 showing fee title vested in the Borrower, with reinsurance as required by the Lender under an ALTA Facultative Reinsurance Agreement with Direct Access, modified as required by the Lender, with an aggregate liability limit acceptable to the Lender, insuring that the Deed of Trust constitutes a valid, fully perfected first (and only) lien on the fee and appurtenant easement interests in the Property and which contains: (i) full coverage against claims of mechanics' lienors, (ii) no exceptions or conditions other than exceptions and conditions approved in writing by the Lender (the "Permitted Exceptions"), and (iii) endorsements and such other coverage and affirmative statements as the Lender or its counsel may reasonably require;

         (12) Copies of recorded and/or filed releases, reconveyances and terminations of all prior liens, mechanic lien foreclosures and/or lis pendens which appear of record against the Property within one hundred twenty (120) days of the Closing Date, and evidence satisfactory to the Lender that all such items have been released or reconveyed prior to the Closing Date (it being expressly agreed and understood that, except as expressly agreed to by the Lender prior to the Closing Date, no liens will be permitted to remain by means of indemnification or by delayed reconveyance);

         (13)   Such other information, documents and
certifications concerning the Property as the Lender may reasonably request, including, without limitation, soils and geological reports, the permanent certificate of occupancy for

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


the Property and all interior space therein, any applicable building/zoning code ordinances and zoning maps, and certified engineering reports; and

         (14) Evidence satisfactory to the Lender that all fees, costs and expenses which are payable on or before the Closing Date have been, or will on the Closing Date be, paid in full.

      5(b)   Environmental Audit.  A Level I environmental audit
shall have been performed on the Property by an environmental consulting firm acceptable to the Lender to identify the presence of any environmental hazards, including asbestos and other waste, and which audits shall have included (1) a site visit and visual inspection of the Property and adjacent properties by a trained professional, (2) a review of applicable historical information about the Property in question and adjacent properties, (3) appropriate inquiries with federal, state and local environmental agencies and/or building departments, and (4) an asbestos survey in which samples were taken and tested of suspected materials. Such additional environmental studies, including soil samples or borings, as recommended in the Level I audit or as reasonably requested as of the Closing Date by the Lender, shall have been conducted.

      5(c)   Other Acts and Conditions.  All acts and conditions
(including, without limitation, the obtaining of any necessary regulatory approvals and the making of any required filings, recordings or registrations) required to be done and performed and to have happened precedent to the execution, delivery and performance of the Loan Documents and to constitute the same legal, valid and binding obligations of the parties thereto, enforceable in accordance with their respective terms, shall have been done and performed and shall have happened in compliance with all applicable laws.

      5(d)   Satisfactory Documentation.  All documentation,
including, without limitation, documentation for corporate and legal proceedings in connection with the transactions contemplated by the Loan Documents shall be satisfactory in form and substance to the Lender and its counsel and the Lender and its counsel shall have received any and all further information and documents, which the Lender and its counsel may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper authorities and the Borrower.

   6. Representations and Warranties. As an inducement to the Lender to enter into this Agreement and to make the Loan, the Borrower represents and warrants to the Lender that at and as of the date of this Agreement, at and as of the Closing Date and at and as of all times thereafter to and including the Final Maturity Date (unless such representation and warranty is made expressly as of the Closing Date, in which case it shall be deemed to be made only as of the Closing Date):

      6(a)   Reserved.

      6(b)   Existence; Compliance with Law.  The Borrower:  (1) has
the power and authority and the legal right to own and operate its property and to conduct business in the manner in which it does and proposes so to do, and (2) is in compliance with all Requirements of Law and Contractual Obligations, the failure to comply with which could have a Material Adverse Effect.

      6(c)   Power; Authorization; Enforceable Obligations.  The
Borrower has the power and authority and the legal right to execute, deliver and perform the Loan Documents to which it is party. The Loan Documents have been duly executed and delivered by Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject to the effect of applicable bankruptcy and other similar laws affecting the rights of creditors generally and the effect of equitable principles whether applied in an action at law or a suit in equity.

      6(d)   No Legal Bar.  The execution, delivery and performance
of the Loan Documents by the Borrower, the borrowing hereunder and the use of the proceeds of the Loan, will not violate any Requirement of Law or any Contractual Obligation of Borrower or create or result in the creation of any Lien (except the Liens created by the Loan Documents) on any assets of Borrower.

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      6(e)   No Material Litigation.  As of the Closing Date, no
litigation, investigation or proceeding of or before any arbitrator, court or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or the Property which, if adversely determined, is likely to have a Material Adverse Effect.

      6(f)   Taxes.  The Borrower has filed or caused to be filed all
tax returns that are required to be filed and have paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property, including, without limitation, the Property, other than taxes which are being contested in good faith by appropriate proceedings and as to which Borrower has established adequate reserves in conformity with a methodology approved by the Bank.

      6(g)   Federal Reserve Board Regulations.  The Borrower is not
engaged nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" within the respective meanings of such terms under Regulation U.

      6(h)   Reserved.

      6(i)   Consents, Etc.  No consent, approval, authorization of,
or registration, declaration or filing with any Governmental Authority or any other Person is required on the part of the Borrower in connection with the execution and delivery of the Loan Documents (other than filings to perfect the Liens granted by it to the Lender under the Loan Documents) or the performance of or compliance with the terms, provisions and conditions hereof or thereof.

      6(j)   Property.  With respect to the Property as of the
Closing Date:

         (1) (i) Except as disclosed on the environmental consultant's reports delivered pursuant to Paragraph 5(b) above, no Hazardous Materials, including, without limitation, asbestos, asbestos containing materials, polychlorinated biphenyl or polychlorinated biphenyl containing materials, have been integrated into the improvements located on the Property, or into any building materials or utility facilities/outlets comprising such improvements, or been disposed of on the Property, in amounts or under circumstances which would require remedial action under or otherwise violate any applicable laws, ordinances or regulations or in amounts or under circumstances which would materially affect the value of the Property;
(ii) no enforcement, cleanup, removal or other governmental or regulatory actions have, at any time, been instituted, completed or threatened against the Property, or against the Borrower or any other Person with respect to the Property, pursuant to any Hazardous Materials Laws; (iii) no violation of or non-compliance with Hazardous Materials Laws has occurred with respect to the Property at any time; (iv) no claims have, at any time, been made or threatened by any third party against the Property or against the Borrower with respect to the Property, relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials, and (v) the Property is not subject to any restrictions on the ownership, occupancy, transferability or use of the Property under any Hazardous Materials Laws.

         (2) The Property is in good condition, reasonable wear and tear excepted, and is in compliance in all material respects with all applicable laws and regulations, including, without limitation, all building codes and environmental, zoning and land use laws, and with all applicable building permits, restrictions of record and any agreements affecting the Property and any judgment, order or decree.

         (3)   The Property is insured against damage,
destruction and loss in accordance with the requirements of the Loan Documents;

      (4) All contracts, agreements, licenses, permits, variances, commitments, undertakings and arrangements necessary for the continued operation of the Property in the manner in which the same is being operated at the Closing Date are in full force and effect (such items together with any and all additional similar items hereafter in effect as to the Property, as any of the same may be amended, extended or

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


replaced from time to time, being hereinafter referred to as the "Operating Contracts");

         (5) All water, sewer, gas, electric, telephone, and drainage facilities and all other utilities required by law or by the normal use and operation of the Property are installed to the property lines of the Property, are connected pursuant to valid permits, and are adequate to service the Property and to permit full compliance with all Requirements of Law and normal usage of the Property;

         (6) No condemnation proceeding involving the Property or any portion thereof has been commenced or, to the Borrower's knowledge, is contemplated by any Governmental
Authority, nor has any portion of the Property been damaged due to fire or other casualty;

         (7) The Borrower has obtained all easements and rights of way necessary for the normal use and operation of the Property and to insure vehicular and pedestrian ingress to and egress from the Property.

         (8) The Borrower is not aware of any facts or circumstances of any nature which make or are likely in the future to make the appraisal of the Property referred to in Paragraph 5(a)(10) above inaccurate in any respect.

   7. Affirmative Covenants. The Borrower hereby covenants and agrees with the Lender that, as long as any Obligations remain unpaid, the Borrower shall:

      7(a)   Financial Statements; Other Information.  Furnish or
cause to be furnished to the Lender:

         (1) Within ninety-five (95) days after the end of each of its fiscal years consolidated statements of income and statements of changes in financial position for such year and balance sheets as of the end of such year presented fairly in accordance with GAAP and accompanied by an unqualified opinion of a nationally recognized firm of independent certified public accountants reasonably acceptable to the Lender;

         (2) Within fifty (50) days after the last day of each calendar quarter, Company-prepared statements of income and changes in financial position of the Company for such quarter and balance sheets as of the end of such quarter;

         (3) Promptly, such additional financial and other information as the Lender may from time to time reasonably request, including, without limitation, interim operating statements, rent rolls and such information as is necessary for the Lender to participate out any of its interests in the Loan.

      7(b)   Payment of Indebtedness.  Pay, discharge or otherwise
satisfy at or before maturity or before it becomes delinquent, defaulted or accelerated, as the case may be, all its/his Indebtedness (including taxes), except Indebtedness being contested in good faith and for which provision is made to the satisfaction of the Lender or the payment thereof in the event the Borrower is found to be obligated to pay such Indebtedness and which Indebtedness is thereupon promptly paid by such Person.

      7(c)   Maintenance of Properties; Compliance.  Maintain all

rights, privileges, licenses, approvals, franchises, properties and assets necessary or desirable in the normal conduct of its/his business or the operation of the Property (including, without limitation, all utilities necessary for the normal use and occupancy of the Property) and comply with all Contractual Obligations and Requirements of Law (including, without limitation, any applicable zoning, land use or building laws or regulations).

      7(d)   Inspection of Property; Books and Records; Discussions.
Keep proper books of record and account in which full, true and correct entries in conformity with a methodology approved by the Lender and all

Requirements of Law shall be made of all dealings and transactions in relation to his business and activities, and permit representatives of the Lender to visit and inspect the Property and examine and make abstracts from any of the books and records relating thereto at any reasonable time and as often as may reasonably be desired by the Lender.

      7(e)   Notices.  Promptly give written notice to the Lender of:

         (1) The occurrence of any Potential Default or Event of Default; and

         (2)   Any litigation or proceeding or other
circumstance which could have a Material Adverse Effect and, in any event, any litigation or proceeding involving amounts in excess of $1,000,000.00.

      7(f)   Expenses.  Pay all reasonable out-of-pocket expenses
(including fees and disbursements of counsel) of the Lender incident to the preparation, negotiation and administration of the Loan Documents, including, without limitation, maintenance of tax service contracts for the term of the Loan, and the protection of the rights of the Lender under the Loan Documents and of the Lender incident to the enforcement of payment of the Obligations, whether by judicial proceedings or otherwise, including, without limitation, in connection with bankruptcy, insolvency, liquidation, reorganization, moratorium or other similar proceedings involving the Borrower or a "workout" of the Obligations. The obligations of the Borrower under this Paragraph 7(f) shall be effective and enforceable whether or not the Loan is funded and shall survive payment of all other Obligations.

      7(g)   Loan Documents.  Comply with and observe all terms and
conditions of the Loan Documents.

      7(h)   Insurance.  Obtain and maintain insurance with
responsible companies in such amounts and against such risks as are usually carried by corporations engaged in similar businesses similarly situated (and, in any event obtain and maintain all insurance required under the Loan Documents), which shall in any event include extended coverage for fire and hazard insurance for the full replacement cost of the Property and loss of rents endorsement for a period of at least 12 months and which shall name the Lender as loss payee and an additional insured for the benefit of itself and the Lender as its interests may appear, and furnish the Lender on request with full information as to all such insurance.

      7(i)   Further Assurances.  Promptly upon request by the
Lender, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register, any and all such further acts, deeds, conveyances, security agreements, mortgages, assignments, estoppel certificates, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments the Lender may reasonably require from time to time in order (1) to carry out more effectively the purposes of this Agreement or any other Loan Documents, (2) to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created by the Loan Documents, and (3) to better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Lender the rights granted or now or hereafter intended to be granted to the Lender under the Loan Documents.

      7(j)   Operating Contracts.  Observe and perform all terms and
conditions of all Operating Contracts and take all other actions necessary to keep the Operating Contracts in full force and effect.

   8. Negative Covenants. The Borrower hereby agrees that, as long as any Obligations remain unpaid, the Borrower shall not, directly or indirectly:

      8(a)   Liens.  Create, incur, assume or suffer to exist any
Lien upon the Collateral, except: (1) as contemplated by the Loan Documents in favor of the Lender, and (2) Permitted Exceptions.

      8(b)   Sale of Assets.  Sell, lease, abandon or otherwise
dispose of, directly or indirectly, the Property or any interest therein, except for dispositions of personal property disposed of in the ordinary course of business and in the nature of furniture, furnishings, equipment and supplies which are worn or obsolete or otherwise not needed in the operation of the Property.

      8(c)   Changes in Property or Business; Leases.  Make or allow
any changes to be made in the nature of the use of the Property or any part thereof from that in effect on the Closing Date, or initiate or acquiesce in any change in any zoning or other land use classification now or hereafter in effect and affecting the Property or any part thereof if such changes, taken alone or in the aggregate, are likely to cause a Material Adverse Effect.

      8(d)   Modifications to Operating Contracts.  Amend, modify or
waive any of the provisions of the Operating Contracts other than in the ordinary course of business.

      8(e)   Minimum Debt Service Coverage Ratio. Permit as of the
end of any four consecutive fiscal quarter period of the Borrower the ratio of: (1) the Borrower's after-tax profit from operations excluding extraordinary gains or losses, acquisition expenses, capital gains or losses from the sale of assets outside of the ordinary course of Borrower's business and investment income or losses earned outside the ordinary course of Borrower's business, plus depreciation and amortization (including, without limitation, amortization of deferred stock compensation), determined in accordance with the GAAP for such period, to (2) the current portion of all long term debt for such period including capitalized leases, determined in accordance with GAAP, to be less than 1.50:1.00.

   9. Events of Default. Upon the occurrence of any of the following events (an "Event of Default"):

      9(a)    The Borrower shall fail to pay any of the Obligations
consisting of principal, interest or fees on the date when due; or

      9(b)   Any representation, warranty or certification made by
the Borrower under any Loan Document or any report, certificate or financial statement furnished in connection with any Loan Document shall be inaccurate or incomplete in any material respect as of the date made unless, with respect to a breach of the representations and warranties set forth in Paragraphs 6(b), 6(c), 6(d), 6(f), 6(g), or 6(i), the Borrower causes such representation and warranty to become true and complete in all material respects within thirty days after any such representation or warranty has become inaccurate or incomplete in any material respect; or

      9(c)   The Borrower shall fail to perform or observe any of the
terms, provisions, covenants, obligations or agreements contained in Paragraph 8 above or under the Deed of Trust or Assignment of Leases; or

      9(d)   The Borrower shall fail to perform or observe any terms,
provisions, covenants, obligations or agreements contained in the Loan Documents (other than those referred to in Paragraphs 9(a), 9(b) and 9(c) above) and such failure shall continue for thirty (30) days; or

      9(e)   (1) Any Reportable Event or a Prohibited Transaction
shall occur with respect to any Plan; or (2) a notice of intent to terminate a Plan with an Accumulated Funding Deficiency under section 4041 of ERISA shall be filed; or (3) a notice shall be received by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate a Plan or appoint a trustee to administer a Plan; or (4) any other event or condition shall exist which might, in the reasonable opinion of the Lender, constitute grounds under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan; or
(5) any Borrower or any ERISA Affiliate shall withdraw from a Multiemployer Plan, and, in any such case arising under Section (1) through (5) above, such event would constitute a Material Adverse Effect.

      9(f)   (1) The Borrower or shall commence any case, proceeding
or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or (2) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (1) above which (i) results in the entry of any order for relief or any such adjudication or appointment, and (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days; or (3) there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or substantially all of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof; or (4) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in (other than in connection with a final settlement), any of the acts set forth in clause
(1), (2) or (3) above; or (5) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

      9(g)   One or more judgments or decrees in an aggregate amount
in excess of $1,000,000.00 shall be entered against the Borrower and all such judgments or decrees shall not have been vacated, discharged, stayed, satisfied or bonded pending appeal within sixty (60) days from the entry thereof;

                                     THEN:

Automatically upon the occurrence of an Event of Default under Paragraph 9(f) above and, in all other cases, at the option and upon declaration of the Lender, the principal balance of the Loan and interest accrued but unpaid thereon shall become immediately due and payable and the Lender may proceed to exercise any and all rights, powers and remedies available to it at law, in equity or otherwise.

   10.   Miscellaneous Provisions.

      10(a)   No Assignment.  Without the prior written consent of
the Lender, the Borrower may not assign its rights or obligations under the Loan Documents. Any assignment in violation of this provision shall
automatically be deemed null and void.   Subject to the foregoing, all
provisions contained in the Loan Documents shall inure to the benefit of the Lender, and its respective successors and assigns, and shall be binding upon the Borrower and its successors and assigns.

      10(b)   Amendment.  This Agreement may not be amended or terms
or provisions hereof waived unless such amendment or waiver is in writing and signed by the Lender and the Borrower.

      10(c)   Cumulative Rights; No Waiver.  The rights, powers and
remedies of the Lender hereunder are cumulative and in addition to all rights, powers and remedies provided under any and all agreements among the Borrower and the Lender relating hereto, at law, in equity or otherwise. Any delay or failure by the Lender to exercise any right, power or remedy shall not constitute a waiver thereof by the Lender, and no single or partial exercise by the Lender of any right, power or remedy shall preclude other or further exercise thereof or any exercise of any other rights, powers or remedies.

      10(d)   Entire Agreement.  This Agreement and the documents and
agreements referred to herein embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

      10(e)   Survival.  All representations, warranties, covenants
and agreements herein contained on the part of the Borrower shall survive the termination of this Agreement and shall be effective until the Obligations are paid and performed in full, or longer as expressly provided herein.

      10(f)   Notices.  All notices given by any party to the others
shall be in writing unless otherwise provided for herein, delivered by facsimile or electronic transmission or delivered personally or by depositing the same in the United States mail, registered, with postage prepaid, addressed to the party at the address set forth beneath its signature below. Any party may change the address to which notices are to be sent by notice of such change to the other parties given as provided herein. Such notices shall be effective on the date received or, if mailed, on the third Business Day following the date mailed.

      10(g)   Governing Law.  This Agreement shall be governed by and
construed in accordance with the internal laws of the State of California without giving effect to choice of law rules.

      10(h)   Transfers.  The Borrower acknowledges that the Lender
may elect to sell, assign and otherwise transfer to other banks, savings and loan institutions and other financial institutions interests in the Loan and expressly agrees that the holder of any such interest shall be a "Lender" with respect to the provisions of Paragraph 2 above. In connection with any such transfer, the Lender is hereby authorized at any time and from time to time following the Closing Date to disclose the Loan Documents and any and all other documents and information supplied to the Lender by or on behalf of the Borrower in connection herewith to any such potential transferee.

      10(i)   Counterparts.  This Agreement may be executed in
counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

      10(j)   Waiver of Jury Trial.  THE BORROWER AND THE LENDER EACH
WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THE BORROWER AND THE LENDER EACH WAIVE ANY RIGHT TO NOTICE OR HEARING WITH RESPECT TO ANY PREJUDGMENT REMEDY. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

      10(k)   Reserved

      10(l)   Severability.  The illegality or unenforceability of
any provision of this Agreement or any other Loan Document or any instrument or agreement required hereunder or thereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions hereof or thereof.

      10(m)   No Third Parties Benefited.  This Agreement and the
other Loan Documents are made and entered into for the sole protection and legal benefit of the Borrower, and the Lender and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. The Lender shall have no obligation to any Person not a party to this Agreement or other Loan Documents.

   11. Definitions. For purposes of this Agreement, the terms set forth below shall have the following meanings:

   "Accumulated Funding Deficiency" shall mean a funding deficiency described in section 302 of ERISA.

   "Agreement" shall mean this Agreement, as the same may be amended, extended or replaced from time to time.

   "Applicable LIBOR Rate" shall mean during such period as the Loan is being maintained as a LIBOR Loan, the LIBOR Rate on the first day of the Interest Period therefor, plus 1.50%.

   "Assignment of Leases" shall mean an assignment of the Borrower's interest as lessor under all leases of the Property or any portion thereof in form and substance acceptable to the Lender.

   "Available Deposits" shall mean those free collected balances maintained in interest bearing or non-interest bearing deposit accounts (but excluding certificates of deposit) in the name of the Borrower with the Lender (after deducting float and balances required by such Lender under its normal practices to compensate such Lender for the maintenance of such accounts and taking into consideration reserve requirements applicable to such accounts) and which balances are not included in determining "Available Deposits" or any analogous concept under any other credit arrangements between the Lender and the Borrower.

   "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in Los Angeles, California are authorized or obligated to close their regular banking business.

   "Closing Date" shall mean the date on which the Loan is funded hereunder.

   "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations issued thereunder as from time to time in effect.

   "Collateral" shall mean, collectively and severally, the real and personal property and fixtures which are encumbered as collateral security for the Obligations pursuant to the Loan Documents.

   "Contact Office" shall mean the office of the Lender located at Silicon Valley Regional Office, 220 Almaden Boulevard, 2nd Floor, San Jose, California 95113 or such other office as the Lender may from time to time designate in writing.

   "Contractual Obligation" as to any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking to which such Person is a party or by which it or any of its property is bound.

   "Deed of Trust" shall mean a deed of trust covering the Borrower's fee interest in the Property and all improvements thereon and all personal property (tangible and intangible) and fixtures relating thereto in form and substance acceptable to the Lender.

   "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as the same may from time to time be supplemented or amended.

   "ERISA Affiliate" shall mean each trade or business, including the Borrower, whether or not incorporated, which together with the Borrower would be treated as a single employer under section 4001 of ERISA.

   "Event of Default" shall have the meaning set forth in Paragraph 9 above.

   "Final Maturity Date" shall mean the earlier to occur of:  (a)
September 30, 2007, and (b) the date as of which all Obligations outstanding hereunder shall have become due and payable in full as provided in Paragraph 9 above.

   "GAAP" shall mean generally accepted accounting principles in the United States of America in effect from time to time.

   "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency of any of the foregoing and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

   "Hazardous Materials" shall mean any flammable materials
(excluding wood products normally used in construction), explosives, radioactive materials, hazardous wastes, toxic substances or related materials, including, without limitation, any substances defined as or included in the definitions of "hazardous substances," "Hazardous wastes," "hazardous materials," or toxic substances" under any applicable federal, state, or local laws or regulations.

   "Hazardous Materials Laws" shall mean any applicable federal, state or local laws, ordinances or regulations relating to Hazardous Materials.

   "Indebtedness" of any Person shall mean all items of indebtedness which, in accordance with GAAP and practices, would be included in determining liabilities as shown on the liability side of a statement of condition of such Person as of the date as of which indebtedness is to be determined, including, without limitation, all obligations for money borrowed and capitalized lease obligations, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable (other than by endorsement of instruments in the course of collection) whether by reason of any agreement to acquire such indebtedness or to supply or advance sums or otherwise.

   "Interest Period" shall mean, with respect to any LIBOR Loan, the period commencing on the date such LIBOR Loan is advanced and ending three months or twelve months thereafter, as designated in the related Loan Request; provided, however, that (1) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day, and (2) no Interest Period shall end after the Final Maturity Date.

   "LIBOR Loan" shall mean the Loan while it is bearing interest at a rate based upon the LIBOR Rate.

   "LIBOR Rate" shall mean, with respect to any Interest Period for a LIBOR Loan, the rate for the applicable Interest Period shown on Page 3750 of the Telerate screen for the corresponding deposits of U.S. dollars on the first day of such Interest Period, or, if such Telerate quote is not available, the rate per annum which the Lender determines in its sole and absolute discretion to be equal to the Lender's cost of acquiring funds (adjusted for any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase by the Lender of such funds) in an amount approximately equal the amount of the relevant LIBOR Loan for a period of time approximately equal to the relevant Interest Period.

   "Lien" shall mean shall mean any security interest, mortgage, pledge, lien, claim on property, charge or encumbrance (including any conditional sale or other title retention agreement), any lease in the nature thereof, and the filing of or agreement to give any financial statement under the Uniform Commercial Code of any jurisdiction.

   "Loan Documents" shall mean this Agreement, the Note, the Deed of Trust, the Assignment of Leases, the Related Collateral Documents, and any other document, instrument or agreement executed by the Borrower in connection herewith or therewith, including, without limitation, any and all now existing or hereafter arising Rate Management Transaction Documents, as any of the same may be amended, extended or replaced from time to time. Reference to any specific Loan Document in this Agreement or any other Loan Document shall be deemed to include any amendment, extension or replacement thereof.

   "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Property; (b) a material impairment of the ability of the Borrower to perform its obligations under any Loan Document to which it is a party included in the definition of Loan Documents set forth above; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against Borrower of any Loan Document to which it is a party included in the definition of Loan Documents set forth above.

   "Multiemployer Plan" shall mean a Plan described in section
4001(a)(3) of ERISA to which a Borrower or any ERISA Affiliate is required to contribute on behalf of any of its employees.

   "Note" shall mean a promissory note evidencing the Loan in form and substance acceptable to the Lender.

   "Obligations" shall mean any and all debts, obligations and liabilities of the Borrower to the Lender (whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred), arising out of or relating to the Loan Documents.

   "Operating Contracts" shall have the meaning given such term in Paragraph 6(j)(4) above.

   "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

   "Permitted Exceptions" shall have the meaning given such term in Paragraph 5(a)(11) above.

   "Person" shall mean any corporation, natural person, firm, joint venture, partnership, trust, limited liability company, unincorporated organization, government or any department or agency of any government.

   "Plan" shall mean any plan (other than a Multiemployer Plan) subject to Title IV of ERISA maintained for employees of a Borrower or any ERISA Affiliate (and any such plan no longer maintained by a Borrower or any of its ERISA Affiliates to which such Borrower or any of its ERISA Affiliates has made or was required to make any contributions during the five years preceding the date on which such plan ceased to be maintained).

   "Potential Default" shall mean an event which but for the lapse of time or the giving of notice, or both, would constitute an Event of Default.

   "Pricing Request" shall mean a written request in form satisfactory to the Lender requesting the conversion of a Prime Rate Loan to a LIBOR Loan or a LIBOR Loan to a Prime Rate Loan or to continue a LIBOR Loan as such.

   "Prime Rate" shall mean the fluctuating per annum rate announced from time to time by the Lender in Los Angeles, California, as its "Prime Rate". The Prime Rate is a rate set by the Lender based upon various factors including the Lender's costs and desired return, general economic conditions, and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below the Prime Rate.

   "Prime Rate Loan" shall have the meaning given such term in Paragraph 2(a) above.

   "Prohibited Transaction" shall mean any transaction described in section 406 of ERISA which is not exempt by reason of section 408 of ERISA or the transitional rules set forth in section 414(c) of ERISA and any transaction described in section 4975(c)(1) of the Code which is not exempt by reason of section 4975(c)(2) or section 4975(d) of the Code, or the transitional rules of section 2003(c) of ERISA.

   "Property" shall have the meaning given such term in Recital A above and shall include, without limitation, the fee interest in and all improvements and all real and personal property (tangible, intangible and fixtures) located thereon.

   "Rate Management Transaction Documents" shall mean all documents, instruments and agreements executed and delivered by the Borrower from time to time with the Lender evidencing a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, forward transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of these transactions) or any combination thereof, whether linked to one or more interest rates, foreign currencies, commodity prices, equity prices or other financial measures.

   "Related Collateral Documents" shall have the meaning given such term in Paragraph 4(a)(3) above.
"Reportable Event" shall mean any of the events set forth in section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in section 4063 of ERISA, a cessation of operations described in section 4068(f) of ERISA, an amendment to a Plan necessitating the posting of security under section 401(a)(29) of the Code, or a failure to make a payment required by section 412(m) of the Code and section 302(e) of ERISA when due.

   "Requirements of Law" shall mean as to any Person the Certificate of Incorporation and Bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

   "Title Policy" shall have the meaning given such term in Paragraph 5(a)(11) above.
"Twelve Month LIBOR Loan" shall mean a LIBOR Loan with an
Interest Period of twelve months.


                           [Signature Page Following]

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                           BORROWER:

                                           MICREL, INCORPORATED

                                            /S/ Raymond D. Zinn
                                           ---------------------
                                           By: Raymond D. Zinn
                                           Title: President and C.E.O.

                                           Address:  1849 Fortune Drive
                                           San Jose, California 95131



                                           LENDER:

                                           BANK OF THE WEST

                                           /S/ Tien Lim
                                           ----------------------------
                                           By: Tien Lim
                                           Name: Assistant Vice President

                                       Address: Silicon Valley Regional Office
                                                220 Almaden Blvd., 2nd Floor
                                                San Jose, California  95113
                                                Attn: Tien Lim,
                                                      Assistant Vice President